Exhibit 99.1
Encore Energy Partners Agrees to Acquire Assets from
Encore Acquisition Company for $250 Million
FORT WORTH, Texas—(BUSINESS WIRE)—December 28, 2007
Encore Energy Partners LP (NYSE: ENP) (“ENP” or the “Partnership”) announced today that it has signed a definitive agreement to acquire oil and natural gas producing properties in the Permian and Williston Basins from Encore Acquisition Company (NYSE: EAC) (“EAC”) in exchange for total consideration of $250 million, subject to customary closing conditions and adjustments.
The consideration for the acquisition will consist of $125 million in cash and approximately 6.88 million common units representing limited partner interests in ENP (based on the trailing 10-day closing price of $18.156 per common unit from December 26, 2007). In order to fund the cash portion of the purchase price, ENP will borrow under its existing $300 million revolving credit facility. As a result of the transaction, EAC and its affiliates will own approximately 21.98 million of ENP’s outstanding units, or approximately 68 percent. The transaction will be immediately accretive to ENP’s 2008 distributable cash flow per unit.
“We continue to analyze deals on the market, but this transaction is an example of our ability to grow ENP through the sale of properties from EAC to ENP,” stated Jon S. Brumley, Chief Executive Officer and President. He went on to state, “This transaction is positive for both companies. The MLP is adding another first class set of properties to its portfolio that are long-life, shallow-declining, and have low maintenance capital requirements which are just as accretive three years from now as they are in 2008. EAC is excited about increasing its equity position in ENP and at the same time delevering with the cash proceeds. “
The oil and natural gas properties being acquired from EAC have the following characteristics:
•	Proven reserves of 10.8 million barrels of oil equivalent (“BOE”), 88 percent proved developed producing, and 65 percent oil.

•	Current production of approximately 1,800 BOE per day, 83 percent operated, and 63 percent oil. Approximately 80 percent of current production is located in six fields in the Permian Basin – Crockett, Nolley McFarland, Dune, North Cowden, Champmon, and Yates. The remaining production is located in three fields in the Williston Basin — Horse Creek, Charlson Madison Unit, and Elk.

•	Encore’s internal engineers have estimated that the proved developed producing properties will generate approximately $34 million in cash flow (revenues less direct operating expenses) in 2008.

•	An average reserve-to-production ratio of 16 years.

•	Estimated maintenance capital expenditures of $5 million per year.

•	Expected lease operating expense of approximately $9.70 per BOE for 2008.

•	Production taxes of approximately 8.7 percent of wellhead revenues for 2008.
“We have locked in the high-margin cash flows from this transaction through our proven hedging strategy of protecting two-thirds of the downside risk while maintaining two-thirds of the upside

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exposure to rising commodity prices ,” commented Bob Reeves, Chief Financial Officer and Senior Vice President. He continued, “It’s nice to be hedging into the strength of the oil markets which allowed us to set the floors and ceilings at higher oil prices than a few months ago for a lower cost.”
In connection with the acquisition, the Partnership purchased oil puts at a strike price of $80.00 per barrel (“Bbl”) for 440 Bbl per day at a total cost of approximately $2.2 million for 2008 through 2010. Additionally, the Partnership entered into costless collars for 440 Bbl per day with a floor of $80.00 per Bbl and an average ceiling price of $99.72 per Bbl over the same period.
With respect to natural gas (using an Inside FERC Houston Ship Channel price), the Partnership purchased puts at a strike price of $8.20 per thousand cubic feet (“Mcf”) for 1,800 Mcf per day at a total cost of approximately $2.6 million for 2008 through 2010. The Partnership also entered into collars for 1,800 Mcf per day at a total cost of approximately $0.4 million with a floor of $7.20 per Mcf and an average ceiling price of $9.80 per Mcf over the same period.
The Board of Directors of the Partnership’s general partner approved the transaction based on a recommendation from its Conflicts Committee, which consists entirely of independent directors.
Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to ENP’s Conflicts Committee and delivered a fairness opinion in connection with the transaction.
Lehman Brothers Inc. acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.
In conjunction with this release, management will host a conference call and simultaneous webcast. A presentation further describing the Permian and Williston Basin transaction will be available on ENP’s and EAC’s websites prior to the conference call.
Conference Call Details
Title: Permian and Williston Basin Transaction
Date and Time: Friday, January 4, 2008 at 1:30 p.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreenp.com or http://www.encoreacq.com.
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 29687715.
A replay of the conference call will be archived and available via the above websites or by dialing 800-642-1687 and entering conference ID 29687715. The replay will be available through January 18, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About ENP
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Subsequent to this

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transaction, ENP’s assets will consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana, Williston Basin in North Dakota, and the Permian Basin of West Texas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, estimated reserves and production, estimated reserve-to-production ratio, estimated lease operating expense, estimated production taxes, estimated maintenance capital expenditures, expected accretion and the anticipated benefits of the proposed transaction. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; ENP’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in ENP’s final prospectus dated September 11, 2007 and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.

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Summary of ENP’s Derivative Positions as of December 28, 2007:
Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent IF Houston Ship Channel (“HSC”) prices.
Oil Derivative Contracts

	Floors		Swaps		Caps
		Weighted		Weighted		Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Swap	Swap	Cap	Cap
	Volume	Price	Volume	Price	Volume	Price
Period	(Bbl)	(per Bbl)	(Bbl)	(per Bbl)	(Bbl)	(per Bbl)
Jan. 2008	2,500	$73.00	—	—	—	—
Feb. – Dec. 2008	3,380	$74.82	—	—	440	$107.60
Jan. – Dec. 2009	3,130	$75.77	1,000	$68.70	440	$97.75
Jan. – Dec. 2010	2,880	$76.53	—	—	1,440	$82.29
Jan. – Dec. 2011	2,000	$75.00	—	—	1,000	$94.65
Natural Gas Derivative Contracts

	Floors		Caps
	Daily	Weighted	Daily	Weighted
	Floor	Average	Cap	Average Cap
	Volume	Floor Price	Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Jan. 2008	4,000	$7.70	2,000	$9.85
Feb. – Dec. 2008	7,600	$7.70	3,800	$9.83
Jan. – Dec. 2009	7,600	$7.70	3,800	$9.83
Jan. – Dec. 2010	7,600	$7.70	3,800	$9.58
Contacts:

Bob Reeves, 817-339-0918	Diane Weaver, 817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com